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                                                                    Exhibit 99.1

EIMO 2001 GROUP WARRANT PROGRAM
Approved at the Annual General Meeting on May 15, 2001

TERMS AND CONDITIONS OF OPTION RIGHTS

1.   Number of Option Rights

The Company will issue a maximum of 1,000,000 option rights entitling the holders to subscribe for 1,000,000 Eimo Oyj Series A shares with an accounting counter value of EUR 0.25 each. Each option right entitles its holder to subscribe to one share. Based on the terms and conditions of these option rights along with the earlier Group Warrant Program of 1999, under which a maximum of 1,200,000 warrants may be issued, the total number of option rights that can be issued is 1,500,000.

2.   Option Rights

Of the option rights, 300,000 will be marked with the letter "A", 300,000 will be marked with the letter "B" and 400,000 will be marked with the letter "C". The Company will notify each participant in writing of its offer to grant the option rights. The Company will retain the option right certificates until the start of the share subscription period. The holder of the option rights has a right to get possession of those option rights once the subscription period starts.

3.   Offering

The option rights will be offered to the management of Eimo Oyj, members of the Board of Directors and other key Eimo personnel. It is proposed that shareholders' pre-emptive rights to the share subscription be disabled since the option rights are intended as part of the incentive program for key Eimo personnel.

4.   Distribution of Option Rights

The option rights will be divided according to decisions of the Board of Directors. The Annual General Meeting will decide upon the option rights to be granted to the members of the Board of Directors for their service on the Board of Directors of the Company.

5.   Transfer of Option Rights and Obligation to Offer Option Rights

Option rights are freely transferable when the subscription period for the relevant option rights has commenced. The Board of Directors can, if it wishes to do so, give permission for the transfer of the option rights before the subscription period has commenced.

Should an option right holder cease to be employed by Eimo Oyj before June 1, 2004 for any other reason than retirement or death, such person will be obliged, without delay, to offer to surrender to the Company, at no charge to the Company, those option rights for which the share

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subscription period referred to in paragraph 2 had not yet commenced on the last day of such person's employment.

Should a participant cease to be employed by Eimo Oyj because of retirement or death, option rights that become transferable according to this section and section 2 more than two years after retirement or death, must be immediately offered back to the Company at no cost to the Company.

The above mentioned obligation concerning the returning of option rights to the Company does not apply to the option rights that a member of the Board of Directors of Eimo Oyj has received in his capacity as a member of the Board of Directors. Additionally, in special circumstances, the Board of Directors can grant exceptions from the above mentioned obligation.

II  TERMS AND CONDITIONS OF SHARE SUBSCRIPTION

1.   Right to Subscribe New Shares

Each option right will entitle its holder to subscribe to one (1) Eimo Oyj Series A-share with an accounting counter value of EUR 0.25. Pursuant to the share subscriptions the number of shares can increase by a maximum of 1,000,000 new shares and the share capital of Eimo Oyj by a maximum of EUR 250,000.

2.   Share Subscription and Payment

The period for the subscription of the shares will commence on:

Option right A      June 1, 2002
Option right B      June 1, 2003
Option right C      June 1, 2004

The share subscription period for all the option rights will end on May 31, 2006.

Shares can be subscribed at the Company's head office in Lahti or at a place later indicated by the Company. The option rights will be surrendered and payment of shares subscribed will be effected upon subscription.

3.   Subscription Price

The share subscription price will be the average price for Eimo Oyj Series A shares, multiplied by 1.3 and rounded to the nearest 5 cents, less any dividends paid after May 2001 but before the commencement of the subscription period, between the period starting May 21, 2001 and ending June 21, 2001.

4.   Registration of Shares

Shares subscribed for and fully paid will be registered in the subscriber's book-entry account.

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5.   Shareholder Rights

Shares will be eligible for dividends with respect to the financial year in which the share subscription takes place assuming that the increase in share capital is registered before the record date of the dividend payments. Other shareholder rights commence on the date on which the share subscription is entered in the Trade Register.

6.   Issue of Shares, Convertible Bonds and Option Rights before Share
     Subscription

Should the Company, before the commencement of the share subscription period, increase its share capital through the issuance of new shares, or the issuance of new convertible bonds or option rights, the holders of the option rights will have the same or equal rights as the shareholders to participate in such share capital increase. Equality will be implemented so that the number of shares subscribed to, the share subscription prices, or both, will be amended.

Should the Company, before the commencement of the share subscription period, increase the share capital through a bonus issue, the share subscription ratio will be amended so that the ratio to the share capital of shares to be subscribed for by virtue of the option rights remains unchanged. Should the new number of shares to be subscribed for by virtue of one option right be a fraction of a share, the fraction will be taken into account by lowering the share subscription price.

7.   Rights of Holders of Option Rights in Certain Cases

Should the Company, before the commencement of the share subscription period, reduce its share capital, the right to the share subscription of the holders of the option rights will be correspondingly amended in the manner specified in the resolution to reduce the share capital. Should the Company, before the commencement of the share subscription period, be placed into liquidation, the holders of the option rights will be given the right to subscribe for shares during a period prior to the commencement of the liquidation prescribed by the Board of Directors.

Should the Company resolve to merge with another Company or with a Company to be formed or should the Company resolve to be divided, the holders of the option rights will be given the right to subscribe for shares during a period prior to the merger or the division, prescribed by the Board of Directors. After that period, no rights to subscribe shares will remain.

Should the Company make a resolution to acquire its own shares, this will have no effect on the legal position of the option right holders.

Should a shareholder have a right or an obligation to redeem shares of other shareholders in accordance with the Finnish law by virtue of the size of his shareholdings, the option right holder will have an equal right to the shareholder's right to sell the option rights to the shareholder who has a right to redeem the shares.

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Should the accounting counter value of the shares be altered so that the share capital remains unchanged, the terms and conditions of the option rights and the terms and conditions of share subscription will be amended so that the aggregate counter value of the shares to be subscribed for and the aggregate share subscription price remain unchanged.

Should the Company be changed from a public limited company into a private limited company, the terms and conditions of the option rights will not be affected.

8.   Settlement of Disputes

Disputes arising out of these option rights will be settled by arbitration in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. The disputes will be resolved according to Finnish law.

9.   Other Matters

The Board of Directors may decide about the transfer of the option rights to the book-entry system at a later date and on the resulting technical amendments to the terms and conditions of the option rights. The Board of Directors will also decide on other matters relating to the option rights. The documentation concerning the option rights may be viewed at the Company's head office in Lahti.